QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.6

AMENDED AND RESTATED

SENIOR SUBORDINATED LOAN AGREEMENT

DATED AS OF JANUARY 7, 1998

AMONG

FALCON FINANCIAL, LLC,
as Borrower,

and

THE LENDERS LISTED HEREIN,
as Lenders

FALCON FINANCIAL, LLC
SENIOR SUBORDINATED LOAN AGREEMENT

6.5 Restricted Junior Payments	29
6.6 Restriction on Fundamental Changes; Asset Sales	29
6.7 Consolidated Capital Expenditures	30
6.8 Restriction on Leases	30
6.9 Transactions with Shareholders and Affiliates	30
6.10 Disposal of Subsidiary Stock	30
6.11 Conduct of Business; Loan Origination Guidelines	30
6.12 Accounting Changes	31
6.13 Limitation of Ranking of Future Indebtedness	31
6.14 Stay, Extension and Usury Laws	31
6.15 Amendment of Operating Agreement and certain Agreements	31
6.16 Amendments of Documents Relating to Subordinated Indebtedness	31
Section 7. EVENTS OF DEFAULT	32
7.1 Failure to Make Payments When Due	32
7.2 Default in Other Agreements	32
7.3 Intentionally Omitted	32
7.4 Breach of Warranty	32
7.5 Other Defaults Under Loan Documents	32
7.6 Involuntary Bankruptcy; Appointment of Receiver, etc.	33
7.7 Voluntary Bankruptcy; Appointment of Receiver, etc.	33
7.8 Judgments and Attachments	33
7.9 Dissolution	33
7.10 Employee Benefit Plans	33
7.11 Material Adverse Effect	34
7.12 Servicer Termination Event	34
Section 8. SUBORDINATION	34
8.1 Junior Obligations Subordinate to Senior Loan Obligations	34
8.2 Payment Over of Proceeds Upon Dissolution, Etc.	35
8.3 Suspension of Payment When Senior Loan Obligations In Default	35
8.4 Subrogation to Rights of Holders of Senior Loan Obligations	36
8.5 Payments Received In Contravention of this Agreement	36
8.6 Subordination Rights Not Imposed by Acts or Omissions of Senior Lenders or Company; Further Assurances	36
8.7 Provisions Solely to Define Relative Rights	37
8.8 No Suspension of Remedies	37
8.9 No Assignment of Junior Obligations and Other Matters	37
Section 9. MISCELLANEOUS	38
9.1 Assignments and Participations in Loans	38
9.2 Expenses	39
9.3 Grant of Security Interest	40
9.4 Indemnity	40
9.5 Set-Off; Security Interest in Deposit Accounts	41
9.6 Ratable Sharing	41
9.7 Amendments and Waivers	41
9.8 Independence of Covenants	42
9.9 Notices	42
9.10 Survival of Representations, Warranties and Agreements	42
9.11 Failure or Indulgence Not Waiver; Remedies Cumulative	42
9.12 Marshalling; Payments Set Aside	43
9.13 Severability	43

9.14 Obligations Several	43
9.15 Headings	43
9.16 Applicable Law	43
9.17 Successors and Assigns	43
9.18 Consent to Jurisdiction and Service of Process	43
9.19 Waiver of Jury Trial	44
9.20 Counterparts; Effectiveness	44
9.21 Confidentiality	44
Signature pages	S-1

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTE
III	FORM OF INTEREST CAPITALIZATION NOTE
IV	FORM OF HEDGE INTEREST CAPITALIZATION NOTE
V	FORM OF COMPLIANCE CERTIFICATE
VI	FORM OF OPINION OF COMPANY COUNSEL
VII	FORM OF BANK NOTICE

v

SCHEDULES

1.1(a)	APPROVED FRANCHISEES
1.1(b)	LOAN ORIGINATION GUIDELINES
2.1(a)	LENDERS' COMMITMENTS AND PRO RATA SHARES
2.1(b)	COMPANY ACCOUNT
6.9	TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

FALCON FINANCIAL, LLC
AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT

        This AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT (this "Agreement") is dated as of January 7, 1998 and entered into by and among FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), and THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders").

R E C I T A L S

        WHEREAS, the parties hereto entered into the Senior Subordinated Loan Agreement as of October 1, 1997 (the "Prior Agreement") pursuant to which Lenders agreed to extend a $12 million senior subordinated loan facility for the purposes and on the terms and conditions set forth therein;

        WHEREAS, Company, SunAmerica Life Insurance Company, as Sponsor and Master Servicer, LaSalle National Bank, as Paying Agent and Custodian, and ABN AMRO Bank N.V., as Facility Agent, have entered into the Revolving Warehouse Financing Agreement of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the "Warehouse Agreement"), pursuant to which Company will from time to time obtain financing for the extension of certain loans to franchised new car automobile dealers (the "Receivables") by selling such Receivables to certain purchasers;

        WHEREAS, Company and Goldman, Sachs & Co., have entered into the Master Repurchase Agreement (as amended and supplemented by an amendment thereto of even date therewith) (as it may be further amended, supplemented or otherwise modified from time to time, the "Hedge Agreement") to protect against interest rate fluctuation with respect to the Receivables;

        WHEREAS, Company desires that Lenders increase the senior subordinated loan facility to $17.3 million;

        WHEREAS, Company and Lenders desire to amend and restate the Prior Agreement in its entirety;

        WHEREAS, the parties expressly disclaim any intent to effect a novation or an extinguishment or discharge of the Prior Agreement or a discharge of any obligations under the Notes or the other Loan Documents as a result of entering into this Agreement and other documents contemplated herein;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company and Lenders hereby amend and restate the Prior Agreement in its entirety and agree as follows:

Section 1.    DEFINITIONS

1.1    Certain Defined Terms.

        The following terms used in this Agreement shall have the following meanings:

        "Acquisition Loan" means a Loan, the proceeds of which shall be used by Company to acquire Eligible Assets.

        "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that none of the Initial Lenders or any of their Affiliates shall be considered to be an "Affiliate" of Company or any of its Subsidiaries.

        "Agreement" means, prior to the Effective Date, the Prior Agreement, and on and after the Effective Date, this Amended and Restated Senior Subordinated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.

        "Asset Sale" means the sale by Company or any of its Subsidiaries to any Person of any assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business, including, in any event, a sale of Eligible Assets by Company to a Subsidiary (including a trust) of Company in connection with a Securitization Transaction.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

        "Bank Notice" means a letter substantially in the form of Exhibit VII hereto from Customer to Citibank F.S.B., Connecticut acknowledged and accepted by such Bank and each Lender.

        "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York and California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

        "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

        "Cash" means money, currency or a credit balance in a Deposit Account.

        "Cash Equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each such commercial bank herein called a "Cash Equivalent Bank"); (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Cash Equivalent Bank (whether such deposit is with such Cash Equivalent Bank or any other Cash Equivalent Bank); and (vi) money market funds having the highest rating attainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

        "Cash Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

        "Closing Date" means the date on which the initial Loans were made.

        "Collection Account" means the segregated account maintained by Paying Agent at LaSalle National Bank, or such other bank approved by SunAmerica, pursuant to the terms of the Warehouse Agreement, for the purpose of receiving and concentrating collections with respect to Receivables and into which the proceeds of the Interest Shortfall Loans pursuant to this Agreement will be deposited.

        "Commitment" means the commitment of a Lender to make Loans to Company pursuant to Section 2.1A, and "Commitments" means such commitments of all Lenders in the aggregate.

        "Commitment Termination Date" means October 1, 2004.

        "Company" has the meaning assigned to that term in the introduction to this Agreement.

        "Company Member Interests" means the member interests of Company.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Lenders by Company pursuant to Section 5.1 (ii).

        "Consolidated Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person.

        "Consolidated Rental Payments" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during that period under all Capital Leases and Operating Leases to which Company or any of its Subsidiaries is a party as lessee.

        "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate swap, cap or collar agreements and currency swap or cap agreements or any other similar agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

        "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Cut-Off Date" has the meaning set forth in the Warehouse Agreement.

        "Dealer" means a new car automobile dealer owning one of the franchises set forth in Schedule 1.1(a) annexed hereto, as such schedule may be amended from time to time with the prior written consent of Requisite Lenders, and which dealer meets the criteria for eligibility as a borrower pursuant to the Loan Origination Guidelines.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Effective Date" means the date this Agreement becomes effective upon satisfaction of the conditions precedent set forth in Section 3.1.

        "Eligible Assets" means loans made by Company to Dealers in accordance with the Loan Origination Guidelines, any assets collateralizing such loans and any assets acquired from Dealers in sale/leaseback transactions.

        "Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds and lease financing companies; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate of Company shall be an Eligible Assignee; and provided further that such Eligible Assignee must have at the time of determination unimpaired capital and surplus of not less than $100,000,000.

        "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is, or was at any time, maintained or contributed to by Company or any of its ERISA Affiliates.

        "Environmental Laws" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties.

        "Equity Event" means the addition after the Closing Date of any additional member to Company or a reduction of the aggregate Company Member Interests held by SunAmerica Inc. and MLQ Investors, L.P. and their permitted transferees and their respective Affiliates to less than 60% of the aggregate Company Member Interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

        "ERISA Affiliate", as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "Event of Default" means each of the events set forth in Section 7.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "Facilities" means all real property now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on September 30 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

        "Funding Date" means the date of the funding of a Loan.

        "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, district, city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

        "Hedge Account" means the account established pursuant to the terms of the Hedge Agreement.

        "Hedge Agreement" has the meaning assigned to that term in the Recitals to this Agreement.

        "Hedge Interest Capitalization Notes" means Interest Capitalization Notes issued with respect to Hedge Loans pursuant to Section 2.2C, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

        "Hedge Loan" means a Loan, the proceeds of which shall be applied to the Margin Excess, pursuant to the Hedge Agreement, including any Interim Hedge Loan.

        "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, and (iv) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Trade credit incurred in the ordinary course of business on customary trade terms shall not constitute Indebtedness.

        "Indemnitee" has the meaning assigned to that term in Section 9.4.

        "Initial Lenders" means SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company.

        "Interest Capitalization Notes" means any promissory notes issued by Company pursuant to Section 2.2C (other than Hedge Interest Capitalization Notes), in each case substantially in the form of Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

        "Interest Payment Date" means, as provided under the Warehouse Agreement, the tenth (10th) day of each month, provided that if such tenth (10th) day is not a Business Day, the Interest Payment Date for such month shall be the next succeeding Business Day.

        "Interest Shortfall Loan" means a Loan, the proceeds of which shall be used to pay the Company's obligation to fund the difference between the Available Balance (as defined in the Paying Agent Agreement) in the Collection Account as of a Cut-Off Date and the amount to be distributed therefrom on the next succeeding Interest Payment Date, pursuant to Section 2.5 or Section 2.6, as the case may be, of the Warehouse Agreement.

        "Interim Hedge Loan" means a Hedge Loan with respect to a Margin Excess call by Goldman, Sachs & Co., other than a regular monthly Margin Excess call, pursuant to the terms of the Hedge Agreement.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, stock or other Securities of any other Person, or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person including a Subsidiary of Company, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 9.1.

        "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest, and any mechanic's liens) and any credit insurance arrangement, option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Loans" means the Loans made by Lenders to Company pursuant to Section 2.1A, including Acquisition Loans, Interest Shortfall Loans, Hedge Loans, Working Capital Loans and Loans with respect to the capitalization of interest evidenced by the Interest Capitalization Notes and the Hedge Interest Capitalization Notes.

        "Loan Category" means an Acquisition Loan, an Interest Shortfall Loan, a Hedge Loan or a Working Capital Loan.

        "Loan Documents" means this Amended and Restated Loan Agreement and the Amended and Restated Notes.

        "Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender's Commitment, and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

        "Loan Origination Guidelines" means Company's loan origination guidelines relating to Eligible Assets existing on the date hereof and attached as Schedule 1.1(b) hereto, as modified from time to time with the prior written consent of Requisite Lenders; provided that any such modifications are approved by the nationally recognized statistical rating organization(s) then rating the certificates issued in Securitization Transactions.

        "Margin Excess" means, from time to time, the amount Company is obligated to pay into the Hedge Account, pursuant to the terms of the Hedge Agreement.

        "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries or (ii) the impairment of the ability of Company to perform, or of Lenders to enforce, the Obligations.

        "Multiemployer Plan" means a "multiemployer plan", as defined in Section 3(37) of ERISA, to which Company or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

        "Net Cash Proceeds" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) required to be repaid under the terms thereof as a result of such Asset Sale.

        "Next Period" means, with respect to any Interest Payment Date, the period commencing on the referenced Interest Payment Date to but excluding the next succeeding Interest Payment Date.

        "Notes" means (i) (a) the promissory notes of Company issued pursuant to Section 2.1D on the Closing Date as amended pursuant to the Amended and Restated Promissory Notes of Company issued on the Effective Date, and (b) any promissory notes issued by Company pursuant to the last sentence of Section 9.1C in connection with assignments of the Commitments and Loans of any Lenders, in each case substantially in the form of Exhibit II annexed hereto, as they may be amended, supplemented or otherwise modified from time to time, (ii) the Interest Capitalization Notes, and (iii) Hedge Interest Capitalization Notes.

        "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to each Lender pursuant to Section 2.1B with respect to a proposed borrowing.

        "Obligations" means all obligations of every nature of Company from time to time owed to any Lender under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

        "Officers' Certificate" means, for any Person, a certificate executed on behalf of such Person by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer, or one of its managers; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officers or managers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

        "Operating Agreement" means the Amended and Restated Operating Agreement dated as of October 1, 1997 among SunAmerica Life Insurance Company, MLQ Investors, L.P., and Falcon Auto Venture LLC, as such agreement may be amended, supplemented or otherwise modified from time to time.

        "Operating Lease" means, as applied to any Person, any lease of any property that is not a Capital Lease, other than any such lease under which that Person is the lessor.

        "Paying Agent" means LaSalle National Bank, and its permitted successors and assigns, acting in its capacity as Paying Agent under the Paying Agent Agreement.

        "Paying Agent Agreement" means the Custodial and Paying Agent Agreement of even date with this Agreement among Paying Agent, Company, and the other parties thereto.

        "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

            (i)  Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 5.3;

           (ii)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (iii)  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv)  any attachment or judgment Lien not constituting an Event of Default under Section 7.8;

           (v)  leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (vi)  easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

         (vii)  any (a) interest or title of a lessor or sublessor under any lease permitted by Section 6.8, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b); and

        (viii)  Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement.

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

        "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Prior Period" means, with respect to any Interest Payment Date, the period commencing on the immediately preceding Interest Payment Date to but excluding the referenced Interest Payment Date.

        "Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender by (y) the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to Section 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1(a) annexed hereto.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, or into or out of any Facility.

        "Requisite Lenders" means Lenders having or holding 51% or more of the aggregate Loan Exposure of all Lenders.

        "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Company Member Interests now or hereafter outstanding, except a dividend payable solely in additional member interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Company Member Interests now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Company Member Interests now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

        "Sale/Leaseback Program" means the sale and leaseback financing program described in the Loan Origination Guidelines.

        "Securities" means any stock, limited liability company interests, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

        "Securitization Documents" means, with respect to Company and any of its Subsidiaries, all agreements, instruments and documents of every nature to which Company or any Subsidiary of Company is party that relate to any Securitization Transaction, including but not limited to (a) all pooling and servicing agreements, sale agreements, spread account agreements, indentures or trust agreements, (b) any other operative documents executed and delivered in connection with any agreement, instrument or document referred to in clause (a) above, (c) any insurance policy obtained pursuant to or in connection with any of the foregoing, and (d) any other documents, agreements, certificates or instruments relating thereto.

        "Securitization Transaction" means a securitization of Eligible Assets financed hereunder with a Subsidiary of Company in rated (by a nationally recognized statistical rating organization) asset backed transactions on terms acceptable to Requisite Lenders.

        "Senior Loan Obligations" means all obligations of every nature of Company now or hereafter existing for Indebtedness for borrowed money and Capital Leases permitted to be incurred hereunder, including any promissory note or other document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, in each case whether for principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to Company, would accrue on such obligations), fees, expenses or otherwise, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred and all or any portion of such obligations that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Senior Lender as a preference, fraudulent transfer or otherwise.

        "Senior Lender" means any holder of Senior Loan Obligations.

        "Servicing Agreement" means any agreement entered into by Company or any of its Subsidiaries or designees in connection with a Securitization Transaction pursuant to which Company or such designee services the administration and collection of Eligible Assets, as it may be amended, modified or supplemented from time to time.

        "Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Subordinated Indebtedness" means any Indebtedness of Company subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Requisite Lenders.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        "SunAmerica" means SunAmerica Life Insurance Company and its successors and assigns.

        "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "Warehouse Agreement" has the meaning assigned to that term in the Recitals to this Agreement.

        "Working Capital Loan" means a Loan, the proceeds of which shall be used for general working capital purposes of Company.

1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(i) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

1.3    Other Definitional Provisions.

        References to "Sections" shall be to Sections of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

Section 2.    AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1    Commitments; Loans; Notes.

        A.    Commitments.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to lend to Company from time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in Section 2.4A. The original amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1(a) annexed hereto and the aggregate original amount of the Commitments is $17,300,000; provided that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to Section 9.1A. Each Lender's Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A may be repaid and reborrowed to but excluding the Commitment Termination Date.

        B.    Borrowing Mechanics.    Acquisition Loans and Working Capital Loans made on any Funding Date shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount; Hedge Loans shall be in an amount equal to the current Margin Excess; Interest Shortfall Loans shall be in an amount not to exceed the difference between the Available Balance (as defined in the Paying Agent Agreement) in the Collection Account as of a Cut-Off Date and the amount to be distributed therefrom on the next succeeding Interest Payment Date, pursuant to Section 2.5 or Section 2.6, as the case may be, of the Warehouse Agreement; and Loans evidenced by the Interest Capitalization Notes and Hedge Interest Capitalization Notes shall be in the respective amounts calculated according to Section 2.2C of this Agreement; provided, however, that unless consented to by Requisite Lenders, Company shall use its best efforts to request Loans be made no more than once each month, and Loans shall be made on the next succeeding Interest Payment Date based on estimated requirements or on any other day of the month if the Loan is an Interim Hedge Loan. Whenever Company desires that Lenders make an Interim Hedge Loan, it shall deliver to each Lender a Notice of Borrowing no later than 12:00 noon (New York time) on the Business Day at least one (1) Business Day in advance of the proposed Funding Date, in which case Lenders shall fund such Loan by 12:00 noon (New York time) on the Funding Date. Whenever Company desires that Lenders make an Interest Shortfall Loan, it shall deliver to each Lender a Notice of Borrowing no later than 5:00 p.m. (New York time) on the Business Day at least two (2) Business Days in advance of the next succeeding Interest Payment Date, in which case Lenders shall fund such Loan by 5:30 p.m. (New York time) on the Funding Date, which shall be at least one (1) Business Day prior to the Interest Payment Date. Whenever Company desires that Lenders make any Loan other than an Interim Hedge Loan or an Interest Shortfall Loan, it shall deliver to each Lender a Notice of Borrowing no later than 12:00 noon (New York time) on the Business Day at least two (2) Business Days in advance of the proposed Funding Date, in which case Lenders shall fund such Loan by 12:00 noon (New York time) on the Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) whether the request is for an Acquisition Loan, an Interest Shortfall Loan, a Hedge Loan and/or a Working Capital Loan, (iii) the total amount of Loans requested, (iv) the amount allocable to each Loan Category, (v) a description of the use of proceeds of the requested Loans (and in the case of Acquisition Loans, sufficient additional detail to describe the underlying transaction) and (vi) a reconciliation of the use of proceeds of the Loans, excluding any Working Capital Loans, made with the preceding borrowing.

        Company shall notify each Lender prior to the funding of any Loans if any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

        A Notice of Borrowing shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

        C.    Disbursement of Funds.    All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Upon satisfaction or waiver of the conditions precedent specified in Sections 3.1 (in the case of Loans made on the Closing Date) and 3.2 (in the case of all Loans), each Lender shall make the proceeds of such Loans available to Company on the applicable Funding Date by wire transfer to the applicable Account(s) of Company set forth on Schedule 2.1(b) annexed hereto.

        D.    Notes.    Company shall execute and deliver to each Lender on the date hereof (i) an Amended and Restated Note substantially in the form of Exhibit II annexed hereto to evidence that Lender's Loans, in the principal amount of that Lender's Commitment and with other appropriate insertions, (ii) an Amended and Restated Interest Capitalization Note substantially in the form of Exhibit III annexed hereto to evidence that Lender's Loans representing capitalized interest on all Loans other than Hedge Loans as provided in Section 2.2C, and (iii) a Hedge Interest Capitalization Note substantially in the form of Exhibit IV annexed hereto evidence that Lender's Loans representing capitalized interest on Hedge Loans as provided in Section 2.2C.

2.2    Interest on the Loans.

        A.    Rate of Interest.    Each Loan (including Loans evidenced by Interest Capitalization Notes and Hedge Interest Capitalization Notes) shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at the rate of 12.0% per annum.

        B.    Interest Payments.    Interest on each Loan shall be payable in arrears on each Interest Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided, that if a Loan is made during the period from and including a Cut-Off Date to and including the next succeeding Interest Payment Date, the interest accrued thereon shall not be payable on such Interest Payment Date, but shall be payable on the following Interest Payment Date and, in such case, interest shall be payable from the date of borrowing to but excluding such following Interest Payment Date.

        C.    Interest Capitalization Notes.    Company shall, unless it otherwise notifies Lenders, and provided that no Potential Event of Default or Event of Default shall have occurred and be continuing, pay one-fourth of the accrued and unpaid interest on all Loans (including the Interest Capitalization Notes and Hedge Interest Capitalization Notes), by capitalizing such interest pursuant to Interest Capitalization Notes and Hedge Interest Capitalization Notes, as applicable. The amount of interest evidenced by Interest Capitalization Notes or Hedge Interest Capitalization Notes, as the case may be, shall (i) be evidenced by the making of a notation on the respective Interest Capitalization Notes or Hedge Interest Capitalization Notes, (ii) be added to the principal of the Loans, (iii) not constitute usage of the Commitment under Section 2.1A, (iv) bear interest at the rate of 12.0% per annum, and, (v) unless otherwise expressly provided herein, be deemed Loans for all purposes of this Agreement. The failure to make a notation of any Loan made under such Interest Capitalization Notes or Hedge Interest Capitalization Notes shall not limit or otherwise affect the obligation of Company hereunder or under such Interest Capitalization Notes or Hedge Interest Capitalization Notes with respect to any Loan and payments of principal or interest on such Interest Capitalization Notes or Hedge Interest Capitalization Notes.

        D.    Default Rate.    Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at the rate of 14.0% per annum. Payment or acceptance of the increased rates of interest provided for in this Section 2.2D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

        E.    Computation of Interest.    Interest on the Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

2.3    Prepayments and Reductions in Commitments; General Provisions Regarding Payments.

        A.    Prepayments and Reductions in Commitments

          (i)    Voluntary Prepayments.    Company may, upon not less than one (1) Business Day's prior written notice to Lenders (which notice shall be received by Lenders prior to noon, New York time), at any time and from time to time prepay any Loans to Company in whole or in part; provided, that if Company shall prepay the Loans in part, prepayments shall be made in an aggregate minimum principal amount of $250,000 and integral multiples of $50,000 in excess of that amount. The notice shall specify how such prepayment is to be applied to the Loan Categories. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date. Loans prepaid pursuant to this Section 2.3A(i) may be reborrowed in accordance with Section 2.1A.

          (ii)    Prepayments from Asset Sales.    Simultaneously with the receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, Company shall prepay the Acquisition Loans incurred to acquire Eligible Assets up to an amount equal to the Net Cash Proceeds of such Asset Sale, less any amount required to be applied to prepay under the Warehouse Agreement. Concurrently with any prepayment of the Acquisition Loans, Company shall deliver to each Lender an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. If Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment pursuant to this Section 2.3A(ii), determine that the prepayments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this Section 2.3A(ii), Company shall promptly make an additional prepayment of the Acquisition Loans in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to each Lender an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit. Any mandatory prepayments pursuant to this Section 2.3A(ii) shall be applied as specified in Section 2.3B. Acquisition Loans prepaid pursuant to this Section 2.3A(ii) may be reborrowed in accordance with Section 2.1A.

          (iii)    Prepayments from Margin Deficit in Hedge Account.    If at any time an amount becomes available for withdrawal from the Hedge Account pursuant to the Hedge Account Agreement, Company shall withdraw, and apply to the Hedge Loans and Hedge Interest Capitalization Notes in prepayment thereof, an amount from the Hedge Account equal to the lesser of (i) the amount available for withdrawal, and (ii) the amount needed to pay in full the accrued and unpaid interest on the Hedge Loans and the Hedge Interest Capitalization Notes, and to reduce the principal outstanding of the Hedge Interest Capitalization Notes and the Hedge Loans to zero. If the amount withdrawn is insufficient to satisfy the Hedge Loans and Hedge Interest Capitalization Notes in full, such amount shall be applied as follows: first to the accrued and unpaid interest on the Hedge Interest Capitalization Notes until paid in full; second to the accrued and unpaid interest on the Hedge Loans until paid in full; third to the outstanding principal balance of the Hedge Interest Capitalization Notes until paid in full; and fourth to the outstanding principal balance of the Hedge Loans until paid in full.

          (iv)    Prepayments Due to Commitments.    Company shall from time to time prepay the Loans to the extent necessary so that the aggregate outstanding principal amount of the Loans (other than Loans evidenced by Interest Capitalization Notes) shall not at any time exceed the Commitments then in effect. Any such mandatory prepayments shall be applied as specified in Section 2.3B.

          (v)    Lender Put Option Upon Equity Event.    If at any time an Equity Event occurs, then Company shall, within five (5) days following the occurrence of any such event, send a notice of such occurrence to each Lender. Each Lender may then require Company to prepay all or any part of the Loans of such Lender at 100% of the then outstanding principal amount, plus accrued and unpaid interest to the date of prepayment, by notifying Company of such requirement within 30 days of the date of such notice. Company shall then prepay each Note so required to be prepaid by any Lender by paying such Lender, in immediately available funds, the required prepayment within 45 days of Company's receipt of such Lender's notice. Company shall notify Lenders at least 20 days in advance of any Equity Event (or, if Company does not have knowledge of such Equity Event at such time, then within one (1) Business Day of obtaining such knowledge but in any event on or prior to the date of such Equity Event). The Commitment of each Lender shall automatically be reduced on the date on which Company is required to make such prepayment by the amount of Notes so offered for prepayment.

          (vi)    Prepayment of Acquisition Loans.    If at any time Lenders make an Acquisition Loan to Company and, prior to the next Cut-Off Date, Company has not used the proceeds of such Acquisition Loan to acquire Eligible Assets, Company shall prepay the Acquisition Loans in an amount equal to the unused Acquisition Loan; provided, however, that if Company would, given such prepayment, be required to submit a Notice of Borrowing for an Acquisition Loan for the Next Period (either for the purpose of consummating the previously anticipated acquisition of Eligible Assets or to acquire other Eligible Assets), Company shall only be required to prepay the Acquisition Loans in an amount equal to the excess, if any, of the unused Acquisition Loan from the Prior Period over the desired Acquisition Loan for the Next Period.

        B.    General Provisions Regarding Payments.

          (i)    Manner and Time of Payment.    All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to each Lender or its agent not later than 12:00 Noon (New York time) on the date due at its office specified in Schedule 2.1(a) annexed hereto for the account of such Lender; funds received by any Lender or its agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

          (ii)    Application of Payments to Principal and Interest.    All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

          (iii)    Apportionment of Payments.    Aggregate principal and interest payments on all Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares, and shall be applied first to current interest on Interest Capitalization Notes and Hedge Interest Capitalization Notes, second to current interest on all other Notes, third to principal of Interest Capitalization Notes and Hedge Interest Capitalization Notes, and fourth to principal of all other Notes; provided, that with respect to voluntary prepayments, such payments shall be allocated as specified by the Company in its notice of voluntary prepayment, pursuant to Section 2.3A(i) of this Agreement.

          (iv)    Payments on Business Days.    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

          (v)    Notation of Payment.    Each Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal of or interest on such Note.

2.4    Use of Proceeds.

        A.    Loans.    The proceeds of the Loans shall be used by Company for working capital purposes, including funding any shortfall in the Collection Account, for funding the Margin Excess in the Hedge Account, or for funding credit enhancement for the Warehouse Agreement or credit enhancement deemed necessary by a nationally recognized statistical rating organization or by Lenders to achieve the desired rating on the certificates under Securitization Transactions and to pay additional interest on the Notes; provided, however, (i) the aggregate outstanding principal amount of all Loans other than Hedge Loans shall not at any time exceed $15,300,000, and (ii) the aggregate outstanding principal amount of Working Capital Loans and Interest Shortfall Loans shall not at any time exceed $1,500,000 plus, until repaid, the amount of a working capital borrowing to pay the facility fee under the Warehouse Agreement.

        B.    Margin Regulations.    No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.5    Increased Costs; Taxes; Capital Adequacy.

        A.    Compensation for Increased Costs and Taxes.    If any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i)  subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

           (ii)  imposes, modifies or holds applicable any reserve (including, without limitation, any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

          (iii)  imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to each other Lender) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.5A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        B.    Withholding of Taxes.

          (i)    Payments to Be Free and Clear.    All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii)    Grossing-up of Payments.    If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to any Lender under any of the Loan Documents:

            (a)   Company shall notify each Lender of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

            (b)   Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on such Lender) on behalf of and in the name of such Lender;

            (c)   the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Lender receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

            (d)   within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to the applicable Lender evidence satisfactory to such Lender of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

          (iii)    U.S. Tax Certificates.    Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof shall deliver to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date on which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion), such certificates, documents or other evidence, properly completed and duly executed by such Lender (including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

        C.    Capital Adequacy Adjustment.    If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitment or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to each other Lender) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 3.    CONDITIONS TO LOANS

        The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1    Conditions to Effectiveness of this Agreement.

        The effectiveness of this Agreement and the obligations of Lenders to make any Loans are, in addition to the conditions precedent specified in Section 3.2, subject to prior or concurrent satisfaction of the following conditions:

        A.    Company Documents.    On or before the Effective Date, Company shall deliver or cause to be delivered to Lenders the following, each, unless otherwise noted, dated the Closing Date:

            (i)  Certified copies of its Operating Agreement, together with a good standing certificate from the Secretary of State of the State of Delaware and each other state in which it is qualified as a foreign corporation or limited liability company to do business, each dated a recent date prior to the Closing Date;

           (ii)  Resolutions of the managers and members of Company approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Effective Date by a manager or the Secretary of Company as being in full force and effect without modification or amendment;

          (iii)  Signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents;

          (iv)  Executed originals of this Agreement and the other Loan Documents; and

           (v)  Such other documents as any Lender may reasonably request.

        B.    Opinions of Company's Counsel.    Lenders and their counsel shall have received (i) originally executed copies of one or more favorable written opinions of Kaye, Scholer, Fierman, Hays & Handler, counsel for Company, in form and substance reasonably satisfactory to Lenders and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VI annexed hereto and as to such other matters as Lenders may reasonably request, and (ii) evidence satisfactory to Lenders that Company has requested such counsel to deliver such opinions to Lenders.

        C.    No Material Adverse Effect.    Since the date of formation of Company, no Material Adverse Effect (in the sole opinion of Lenders) shall have occurred.

        D.    Representations and Warranties; Performance of Agreements.    Company shall have delivered to each Lender an Officer's Certificate, in form and substance satisfactory to Lenders, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Effective Date except as otherwise disclosed to and agreed to in writing by Requisite Lenders.

        E.    Completion of Proceedings.    All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Lenders and their counsel shall be satisfactory in form and substance to Lenders and such counsel, and Lenders and such counsel shall have received all such counterpart originals or certified copies of such documents as any Lender may reasonably request.

        F.    Bank Notice.    Customer shall have delivered executed and acknowledged copies of the Bank Notice.

3.2    Conditions to All Loans.

        The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

        A.    Each Lender shall have received before that Funding Date, in accordance with the provisions of Section 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to each Lender.

        B.    As of that Funding Date:

            (i)  The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

           (ii)  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii)  Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv)  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

           (v)  The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          (vi)  There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to Section 4.5 or 5.1(iv) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Section 4.    COMPANY'S REPRESENTATIONS AND WARRANTIES

        In order to induce Lenders to enter into this Agreement and to make the Loans hereunder, Company represents and warrants to each Lender, as of the Effective Date and on each Funding Date, that the following statements are true, correct and complete:

4.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

        A.    Organization and Powers.    Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents, to carry out the transactions contemplated thereby and to issue and pay the Notes.

        B.    Qualification and Good Standing.    Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, and is in compliance with all licensing requirements required to carry out its business and operations at such time, except in jurisdictions where the failure to be so qualified or in good standing or licensed has not had and will not have a Material Adverse Effect.

        C.    Conduct of Business.    Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 6.11.

        D.    Subsidiaries.    Company has no Subsidiaries as of the Closing Date.

4.2    Authorization of Borrowing, etc.

        A.    Authorization of Borrowing.    The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary action on the part of Company.

        B.    No Conflict.    The execution, delivery and performance by Company of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Operating Agreement or other charter documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

        C.    Governmental Consents.    The execution, delivery and performance by Company of the Loan Documents, the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

        D.    Binding Obligation.    Each of the Loan Documents has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

        E.    Valid Issuance of Company Member Interests.    The Company Member Interests have been duly and validly issued, and are fully paid and nonassessable. The issuance and sale of such Company Member Interests either (a) have been registered or qualified under applicable federal and state securities laws or (b) are exempt therefrom.

4.3    No Material Adverse Change; No Restricted Junior Payments.

        Since the date of formation of Company, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 6.5.

4.4    Title to Properties; Liens.

        Company and its Subsidiaries have good, sufficient and legal title to all of their respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.1, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.6. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

4.5    Litigation; Adverse Facts.

        There is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has had, or could reasonably be expected to result in, a Material Adverse Effect. Neither Company nor any of its Subsidiaries is (i) in violation of any applicable law that has had, or could reasonably be expected to result in, a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has had, or could reasonably be expected to result in, a Material Adverse Effect.

4.6    Payment of Taxes.

        Except to the extent permitted by Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.7    Performance of Agreements; Materially Adverse Agreements.

        A.    Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

        B.    Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has had, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

4.8    Governmental Regulation.

        Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.9    Securities Activities.

        Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.10    Employee Benefit Plans.

        A.    Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

        B.    No ERISA Event has occurred or is reasonably expected to occur.

4.11    Certain Fees.

        No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.12    Environmental Protection.

            (i)  the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

           (ii)  Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations;

          (iii)  neither Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of Company's knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

          (iv)  none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect; and

           (v)  neither Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries.

4.13    Employee Matters.

        There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.14    Solvency.

        Company and each of its Subsidiaries is and, upon the incurrence of any Obligations by Company on any date on which this representation is made, will be, Solvent.

4.15    Disclosure.

        No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that has had, or could reasonably be expected to result in, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.16    Dealer Relationships.

        There exists no actual or written threatened termination or cancellation of, or any material adverse modification or change in, the business relationship of Company with any Dealer that could reasonably be expected to have a Material Adverse Effect.

Section 5.    COMPANY'S AFFIRMATIVE COVENANTS

        Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1    Financial Statements and Other Reports.

        Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Lenders:

          (i)    Year-End Financials:    as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG Peat Marwick LLP or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Requisite Lenders, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (ii)    Officers' and Compliance Certificates:    together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivision (i) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6;

          (iii)    Events of Default, etc.:    promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (iv)    Litigation or Other Proceedings:    promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

            (1)   if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

            (2)   seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

  written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

          (v)    Notices Under Other Documents; Dealer Relationships:    with reasonable promptness, (a) copies of any notices or other written information delivered pursuant to any requirement of any Senior Loan Document and any monthly, quarterly or annual notices delivered under any Servicing Agreement that have not been previously delivered pursuant to this Agreement, and (b) a description of all business relationships (other than fixed-rate loan and sale/leaseback program agreements) entered into by Company or any of its subsidiaries with any Dealer, together with all material written agreements entered pursuant to such relationships;

          (vi)    Change in Loan Origination Guidelines:    within ten (10) days prior to any material amendment to the Loan Origination Guidelines, a copy of any such amendment to the Loan Origination Guidelines; and

          (vii)    Other Information:    with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

5.2    Existence, etc.

        Except as permitted under Section 6.6, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business.

5.3    Payment of Taxes and Claims; Tax Consolidation.

        A.    Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

        B.    Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4    Maintenance of Properties; Insurance.

        Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, provided that Company shall not be required to maintain any credit insurance with respect to Eligible Assets.

5.5    Inspection.

        Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

5.6    Compliance with Laws, etc.

        Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

5.7    Company's Remedial Action Regarding Hazardous Materials.

        Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. If Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

5.8    Loan Origination Guidelines.

        Company will comply with the Loan Origination Guidelines in regard to all Eligible Assets.

5.9    Establishment of Collection Account.

        Company has established the Collection Account for the accumulation of cash collections on Eligible Assets.

Section 6.    COMPANY'S NEGATIVE COVENANTS    Company covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1    Indebtedness.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i)  Company may become and remain liable with respect to the Obligations;

           (ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii)  Company may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are permitted under the terms of Section 6.8;

          (iv)  Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

           (v)  Company may become and remain liable under the Warehouse Agreement in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;

          (vi)  Company may become and remain liable with respect to Indebtedness (other than Capital Leases) to finance the purchase price of assets (other than Eligible Assets) acquired after the

  Closing Date in the ordinary course of business in an aggregate principal amount for Company and its Subsidiaries not to exceed $500,000 at any time outstanding; and

         (vii)  Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with Securitization Transactions and the Sale/Leaseback Program.

6.2    Liens and Related Matters.

        A.    Prohibition on Liens.    Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

            (i)  Permitted Encumbrances;

           (ii)  Liens securing Indebtedness under the Warehouse Agreement;

          (iii)  Liens securing Indebtedness permitted under Section 6.1(vi);

          (iv)  Liens incurred in connection with Securitization Transactions and the Sale/Leaseback Program; and

           (v)  Liens arising pursuant to Section 6 of the Hedge Agreement.

        B.    Equitable Lien in Favor of Lenders.    If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 6.2A.

        C.    No Further Negative Pledges.    Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, and as provided in the Warehouse Agreement, the Sale/Leaseback Program and Securitization Transactions, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        D.    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.    Except as provided herein, and in the Warehouse Agreement, the Sale/Leaseback Program and the Securitization Transactions, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

6.3    Investments; Joint Ventures.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i)  Company and its Subsidiaries may make and own Investments in Cash Equivalents;

           (ii)  Company and its Subsidiaries may make intercompany loans to the extent permitted under Section 6.1(iv);

          (iii)  Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by Section 6.7;

          (iv)  Company and its Subsidiaries may acquire Eligible Assets;

           (v)  Company and its Subsidiaries (i) may form bankruptcy remote wholly-owned Subsidiaries for the sole purpose of acquiring Eligible Assets from Company and entering into Securitization Transactions or the Sale/Leaseback Program, and (ii) may establish the Sale/Leaseback Program and engage in Securitization Transactions; and

          (vi)  Company may make and own Investments pursuant to the terms of the Hedge Agreement.

6.4    Contingent Obligations.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with the Sale/Leaseback Program and Securitization Transactions or other sales of assets;

           (ii)  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by Section 6.1;

          (iii)  Company may become and remain liable with respect to Contingent Obligations in respect of sale and repurchase obligations pursuant to the Hedge Agreement; and

          (iv)  Company may become and remain liable with respect to Contingent Obligations in respect of the Customer Obligations (as defined in the Warehouse Agreement) as required under the Warehouse Agreement.

6.5    Restricted Junior Payments.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may make distributions to its members necessary to pay income taxes solely attributable to such members' ownership in Company.

6.6    Restriction on Fundamental Changes; Asset Sales.

        Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

            (i)  any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary of Company; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

           (ii)  Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under Section 6.7;

          (iii)  Company may make Asset Sales in connection with the Sale/Leaseback Program and Securitization Transactions; and

          (iv)  Company may make transfers pursuant to the Warehouse Agreement and the Hedge Agreement.

6.7    Consolidated Capital Expenditures.

        Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, except in the ordinary course of business in an aggregate amount not to exceed $500,000 in any Fiscal Year.

6.8    Restriction on Leases.

        Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease except for (a) obligations incurred in the ordinary course of business if immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000, and (b) obligations for leased office space not to exceed $200,000 in any Fiscal Year.

6.9    Transactions with Shareholders and Affiliates.

        Except for the arrangements set forth in Schedule 6.9 attached hereto, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with Falcon Auto Venture LLC or its members on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time on an arms' length basis.

6.10    Disposal of Subsidiary Stock.

        Company shall not, and shall not permit any of its Subsidiaries to directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

6.11    Conduct of Business; Loan Origination Guidelines.

        Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) those necessary for, incident to, connected with, or arising out of the acquisition and servicing of Eligible Assets and (ii) such other lines of business as may be consented to by Requisite Lenders. Notwithstanding the foregoing, no Subsidiary of Company shall engage in any business except as contemplated by the Securitization Transaction to which it is a party.

6.12    Accounting Changes.

        A.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make or permit any change in accounting principles or reporting practices, except as required or permitted by GAAP or (ii) change its Fiscal Year or fiscal quarters.

        B.    Company and its Subsidiaries will use one of the following accounting firms, or its successors:

    KPMG Peat Marwick LLP/Ernst & Young
    Arthur Andersen LLP
    Coopers & Lybrand/Price Waterhouse
    Deloitte & Touche

6.13    Limitation of Ranking of Future Indebtedness.

        Company shall not, directly or indirectly, incur, create, or suffer to exist any Indebtedness that is subordinate or junior in right of payment (to any extent) to any obligations under the Senior Loan Documents and that is senior or superior in right of payment (to any extent) to the Notes other than obligations of the Company under the Hedge Agreement.

6.14    Stay, Extension and Usury Laws.

        Company shall not, and shall not permit any of its Subsidiaries to (to the extent each may lawfully do so), at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Company from paying all or a portion of the principal of or premium, if any, interest or any other Obligations on the Notes as contemplated herein, wherever enacted, now or at any time hereinafter in force, or that may materially affect the covenants or the performance by Company of its obligations hereunder in a manner inconsistent with the provisions hereof. Company expressly waives all benefit or advantage of any such law to the extent permitted by applicable law. If a court of competent jurisdiction prescribes that Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Notes shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Notes and any amount of interest or premium, if any, paid by Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty) on the Notes.

6.15    Amendment of Operating Agreement and certain Agreements.

        (a)   Company shall not materially amend, supplement or otherwise materially modify its Operating Agreement without the consent of Requisite Lenders. Company shall not amend, supplement or otherwise modify or waive its rights under the Senior Loan Documents or any Securitization Documents without the consent of Requisite Lenders if such amendment, modification or waiver is, or has the effect of being, materially adverse to Company or any Lender.

6.16    Amendments of Documents Relating to Subordinated Indebtedness.

        Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) that would be adverse to Company or Lenders.

Section 7.    EVENTS OF DEFAULT

        If any of the following conditions or events ("Events of Default") shall occur:

7.1    Failure to Make Payments When Due.

        Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on any Loan or any fee or any other amount due under this Agreement within one (1) day after the date due; or

7.2    Default in Other Agreements.

          (i)  the occurrence of a Termination Event under the Warehouse Agreement; (ii) failure of Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 7.1), (b) any Contingent Obligation, in each case beyond the end of any grace period provided therefor; or (iii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness or any Contingent Obligation, or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3    Intentionally Omitted.

7.4    Breach of Warranty.

        Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made provided, that if such default referred to in this Section 7.4 is susceptible of being cured, no Event of Default shall arise under this Section 7.4 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.4; or

7.5    Other Defaults Under Loan Documents.

        Company shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 7, provided, that if such default referred to in this Section 7.5 is susceptible of being cured, no Event of Default shall arise under this Section 7.5 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.5; or

7.6    Involuntary Bankruptcy; Appointment of Receiver, etc.

          (i)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7    Voluntary Bankruptcy; Appointment of Receiver, etc.

          (i)  Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8    Judgments and Attachments.

        Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $25,000 or (ii) in the aggregate at any time an amount in excess of $100,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

7.9    Dissolution.

        Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10    Employee Benefit Plans.

        There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its ERISA Affiliates in excess of $50,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $100,000; provided, that if such default referred to in this Section 7.10 is susceptible of being cured, no Event of Default shall arise under this Section 7.10 unless such default shall remain uncured for a 30-day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such 30-day period and Company shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Company shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 60 days from the original occurrence, whereupon an Event of Default shall arise under this Section 7.10; or

7.11    Material Adverse Effect.

        Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

7.12    Servicer Termination Event.

        Midland Loan Services, L.P. shall cease to be the servicer under any Servicing Agreement and no successor servicer reasonably acceptable to Requisite Lenders shall have been appointed and accepted such appointment;

  THEN (i) upon the occurrence of any Event of Default described in Section 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Requisite Lenders may, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate.

        Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.7, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Company and do not grant Company the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 8.    SUBORDINATION

8.1    Junior Obligations Subordinate to Senior Loan Obligations.

        Company covenants and agrees, and each Lender, by its execution of this Agreement likewise covenants and agrees, the Obligations of Company under this Agreement and the other Loan Documents in respect of the Notes (such Obligations of Company under this Agreement are sometimes collectively referred to herein as the "Junior Obligations") shall be junior and subordinate to the extent and in the manner set forth in Sections 8.2-8.9 below to the Senior Loan Obligations of Company.

8.2    Payment Over of Proceeds Upon Dissolution, Etc.

        In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to Company, its property or its operations (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of Company, then all Senior Loan Obligations (including any interest accruing subsequent to a filing of a petition in bankruptcy with respect to the Company, whether or not such interest is an allowed claim enforceable against Company in a bankruptcy proceeding under the Bankruptcy Code) shall first be paid in full in cash, or payment provided for in cash or Cash Equivalents, before Lenders shall be entitled to receive or retain any payment from Company with respect to the Junior Obligations. In any such proceedings, any payment by Company on account of the Junior Obligations to which Lenders would be entitled if the Junior Obligations were not subordinated to the Senior Loan Obligations shall be paid by Company, or by Lenders, if received by Lenders, directly to the Senior Lenders on account of Senior Loan Obligations to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders with respect to Senior Loan Obligations.

8.3    Suspension of Payment When Senior Loan Obligations In Default.

        (1)   Unless Section 8.2 is applicable, if any default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment or on any scheduled principal payment date or interest payment date, or otherwise) of any Senior Loan Obligations shall at any time occur, then at all times thereafter until such default shall have been cured, or such default or the benefits of this sentence shall have been waived in writing by or on behalf of each Senior Lender that holds such Senior Loan Obligations, Company shall not, directly or indirectly, make any payment with respect to the Junior Obligations.

        (2)   Unless Section 8.2 shall be applicable, upon (1) the occurrence of an Event of Default under the Warehouse Agreement (other than for payment) ("a Non-payment Default") and (2) receipt by Lenders and Company from the representative of the Senior Lenders under the Warehouse Agreement of written notice of such occurrence, no payment or distribution of any assets of Company of any kind or character shall be made by Company on account of any Junior Obligations or on account of the purchase or redemption or other acquisition of Notes for a period ("Payment Blockage Period") commencing on the date of receipt by the Lenders of such notice unless and until the earlier to occur of the following events (subject to any blockage of payments that may then be in effect under this Section 8.3(2)): (w) 179 days shall have elapsed since receipt of such written notice by Lenders, (x) such Non-payment Default shall have been cured or waived or shall have ceased to exist, (y) the Senior Loan Obligations shall have been discharged or paid in full or (z) such payment Blockage Period shall have been terminated by written notice to Company or Lenders from the Senior Lender initiating such Payment Blockage Period, or the holders of at least a majority in principal amount of the Senior Loan Obligations, after which, in the case of clause (w), (x), (y) or (z), Company shall resume making all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provision of this Agreement, only one Payment Blockage Period may be commenced within any consecutive 365-day period and no Non-payment Default with respect to the Senior Loan Obligations which existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

8.4    Subrogation to Rights of Holders of Senior Loan Obligations.

        No payment by Company of the Junior Obligations to which Lenders would have been entitled except for the provisions of this Article Eight and which has been received by or paid over to Senior Lenders on account of Senior Loan Obligations shall, as between Company and its creditors, other than Senior Lenders and Lenders, be deemed to be a payment by Company to Senior Lenders in respect of the Senior Loan Obligations, and from and after the indefeasible payment in full of all Senior Loan Obligations, Lenders shall be subrogated (without any duty on the part of Senior Lenders to warrant, create, effectuate, preserve or protect such subrogation) to then or thereafter existing rights of Senior Lenders to receive payments made on the Senior Loan Obligations until the Junior Obligations shall be paid in full.

8.5    Payments Received In Contravention of this Agreement.

        If any Lender shall receive any payment from Company on account of the Junior Obligations that such Lender is not entitled to retain under the provisions of this Article Eight, any such payment so received shall be held in trust for Senior Lenders and shall be paid to Senior Lenders on account of the Senior Loan Obligations to the extent necessary to make payment in full in Cash or Cash Equivalents of all Senior Loan Obligations, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders with respect to Senior Loan Obligations.

        Notwithstanding anything in this Article Eight to the contrary, Lenders shall be entitled to retain the following distributions by Company in respect of their Junior Obligations: (a) instruments, securities or other property distributed by Company to Lenders pursuant to an order of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law if such order states that such distribution gives effect to the subordination of the Junior Obligations to the Senior Loan Obligations provided for in this Article Eight; and (b) instruments or securities that are issued in respect of the Junior Obligations pursuant to reorganization proceedings under any applicable bankruptcy law that are junior and subordinate at least to the extent provided in this Article Eight to the payment of all Senior Loan Obligations then outstanding; provided that, notwithstanding clauses (a) and (b) above, it is understood and agreed that under no circumstances shall any Lender be entitled to receive or retain any cash or Cash Equivalents in respect of its Junior Obligations during the pendency of any reorganization proceedings of Company or its Subsidiaries prior to the payment in full in cash or Cash Equivalents of all Senior Loan Obligations.

8.6    Subordination Rights Not Imposed by Acts or Omissions of Senior Lenders or Company; Further Assurances.

        Subject only to the provisions of the Senior Loan Agreement, any Senior Lender may at any time and from time to time without the consent of or notice to any Lender: (a) extend, renew, modify, waive or amend the terms of the Senior Loan Obligations; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Loan Obligations; (c) release Company or any other Person liable in any manner for the Senior Loan Obligations or amend or waive the terms of any guaranty of the Senior Loan Obligations; (d) exercise or refrain from exercising any rights against Company or any other Person; (e) apply any sums by whomever paid or however realized to Senior Loan Obligations; and (f) take any other action that otherwise might be deemed to impair the rights of Lenders. All of such actions may be taken by Senior Lenders without incurring responsibility to any Lender and without impairing or releasing the obligations of any Lender to Senior Lenders under this Agreement or otherwise affecting the subordination provisions or the relative priorities set forth in this Section 8.6.

        No right of any present or future Senior Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Company or anyone in custody of Company's assets or property or by any act or failure to act on the part of any Senior Lender or any other holder of Senior Loan Obligations, or by any non-compliance by Company with the terms, provisions or covenants of this Agreement regardless of any knowledge thereof which any such Senior Lender may have or otherwise be charged with.

        At any time or from time to time upon the request of Senior Lenders, Lenders shall execute and deliver such further documents and do such other acts and things as Senior Lenders, may reasonably request as necessary to effect fully the purposes of the subordination provisions contained in this Article Eight.

8.7    Provisions Solely to Define Relative Rights.

        The foregoing provisions regarding subordination are solely for the purpose of defining the relative rights of Senior Lenders with respect to the Senior Loan Obligations on the one hand and Lenders with respect to the Junior Obligations on the other hand. Such provisions are for the benefit of Senior Lenders (and their successors and assigns) with respect to the Senior Loan Obligations and shall be enforceable by them directly against Lenders (and their successors and assigns).

        No payment, distribution, purchase or other action may be taken by any Subsidiary of Company with respect to the Junior Obligations if Company would be prohibited by this Article Eight from taking such action.

8.8    No Suspension of Remedies.

        Nothing contained in this Agreement or the Senior Loan Agreement is intended to or shall impair, as between Company and Lenders, the obligation of Company, which is unconditional and absolute, to fully pay and perform to Lenders the Junior Obligations as and when the same shall become due in accordance with the terms of this Agreement, or is intended to or shall affect the relative rights against Company of Lenders and creditors of Company other than Senior Lenders with respect to the Senior Loan Obligations. The failure to make a payment on account of the Junior Obligations by reason of any provision of this Article Eight shall not be construed as preventing the occurrence of a Potential Event of Default or an Event of Default hereunder or a Potential Event of Default or an Event of Default under and as defined in any of the Senior Loan Documents, nor shall anything herein prevent Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement or the other Loan Documents or any other agreement, subject, however, to the rights under this Article Eight of Senior Lenders with respect to the Senior Loan Obligations to receive payments otherwise payable by Company to any Lender on account of the Junior Obligations, upon the exercise of any such remedy.

8.9    No Assignment of Junior Obligations and Other Matters.

        Nothing in this Agreement shall constitute an assignment to the Senior Lenders of the Junior Obligations. Lenders shall retain the sole and exclusive right, in their sole discretion, to demand, sue for, otherwise enforce, reduce, release, compromise, acquit or take (or elect not to take) other actions with respect to the Junior Obligations, including, without limitation, the election to file or not to file a claim or proof of debt (a "Claim") in connection with any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to Company (whether voluntary or involuntary, and whether in bankruptcy, insolvency or receivership proceedings or otherwise) (a "Proceeding") and to vote or otherwise participate in any such proceeding; provided that, notwithstanding the foregoing, to the extent that Lenders shall elect not to file a Claim with respect to the Junior Obligations in connection with any such Proceeding, or otherwise do not file such Claim on or before the tenth (10th) day preceding the last day in which Claims may be filed with respect to such Proceeding, the Senior Lenders shall have the right to file a

Claim on behalf of Lenders with respect to the Junior Obligations in connection with such Proceeding; and provided further that this Section 8.9 shall not authorize Lenders to receive payments or take any action that would violate the other provisions of this Article Eight.

        Notwithstanding the provisions of this Article Eight or any other provision of this Agreement, no Lender shall be charged with knowledge of the existence of any facts that would prohibit the making of any payment in respect of the Junior Obligations, unless and until such Person shall have actual knowledge thereof; and, prior to such time, each Lender shall be entitled in all respects to assume that no such facts exist. Nothing in this Section 8.9 is intended to or shall relieve any Lender from the obligations imposed under Section 8.5 with respect to monies or other distributions received in violation of the provisions hereof.

Section 9.    MISCELLANEOUS

9.1    Assignments and Participations in Loans.

        A.    General.    Each Lender shall have the right at any time to (i) sell, assign, transfer or negotiate to any other Eligible Assignee or (ii) sell participations to any Eligible Assignee in, all or any part of its Commitment or any Loan or Loans made by it or any other interest herein or in any other obligations owed to it; provided that prior to $50,000,000 in certificates having been issued in Securitization Transactions, no such transfer shall occur to any Person which is not a Lender or an Affiliate of a Lender without the unanimous written consent of the members of Company, and provided further that no such assignment or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such assignment or participation under the securities laws of any state. Prior to making any assignment or participation of any Loans or obligations owing to it, the applicable Lender shall offer each other Lender the opportunity to acquire such Loan or other obligation on the same terms, and may only make such assignment or participation on substantially the same terms within 30 days after the earlier to occur of the rejection by all Lenders of such offer or 15 days after such offer.

        B.    Amounts and Terms of Assignments.    Each Commitment, Loan, or participation therein, or other obligation of Company may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to the Company or (b) be assigned in an aggregate amount of not less than $3,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitment, Loans, and participations therein, and other obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to the Company. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitment, Loans, or participations therein, or other obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Company the Note to be assigned, for its acceptance and recording in the register described below, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Company pursuant to Section 2.5B(iii)(a). Upon surrender for transfer of the applicable Note, (y) the assignee shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish its rights (other than any rights that survive the termination of this Agreement under Section 9.10) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, new Notes shall, upon surrender of the assigning Lender's Note, be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit II annexed hereto with appropriate insertions, to reflect the new Commitments of the assignee and the assigning Lender. Any successor or assign of any Lender shall be bound by the terms of the Paying Agent Agreement, including Section 8.d. thereof, which provides for a Back-Up Indemnification (as that term is defined in the Paying Agent Agreement) by the Subordinated Lenders (as that term is defined in the Paying Agent Agreement) under certain circumstances.

        C.    Participations.    The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or any extension of the scheduled payment date of any interest or fees in respect of such Loan, or (ii) a change in the principal amount of or a reduction in the rate of interest or fees payable on any Loan allocated to such participation, and all fees and other amounts payable by Company hereunder shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of Sections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of Company to the participant, and (b) the participant shall be considered to be a "Lender".

        D.    Information.    Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants) provided such Persons enter into a confidentiality agreement in substantially the form of Section 9.21 or agree to be bound by such provisions.

        E.    Registration; Transfer; Registration of Transfer and Exchange.    Company shall maintain a register for its Notes, which shall provide for the registration of the Notes and of transfers of the Notes. Upon surrender for registration or transfer of any Note, Company, at its expense, shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, as applicable. Notes may be exchanged at the option of any Lender thereof for Notes of a like aggregate principal amount in the same name but in different denominations. Whenever any Notes are so surrendered for exchange, Company, at its expense, shall execute and deliver the Notes that the Lender making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange thereof shall be the valid obligations of Company, evidencing the same debt, and entitled to the same benefits, as Notes surrendered upon such registration of transfer or exchange. Each Note presented or surrendered for registration or transfer or exchange shall (if so required by Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to Company, duly executed by the Holder thereof or its attorney duly authorized in writing.

9.2    Expenses.

        Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of one counsel to Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all other actual and reasonable costs and expenses incurred by Lenders in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (v) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by Lenders in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings. Unless a Lender reasonably concludes that the representation by one counsel of Lenders would create a conflict of interest for such counsel, Company shall only be responsible for the fees and expenses of one counsel under this Section 9.2.

9.3    Grant of Security Interest.

        Company hereby assigns and grants to Lenders a first priority security interest in all of Company's right, title and interest in, to and under the Company's bank account at: Citibank F.S.B., Connecticut, Account No. 475-160-55, all funds on deposit therein and all certificates and instruments, if any, from time to time evidencing such account and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith and all other rights relating thereto and all interest, dividends, moneys, instruments, securities or other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing, to secure the prompt payment and performance of all Company's obligations arising in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent. This Agreement shall constitute a security agreement under applicable law with regard to the security interest granted pursuant to this Section 9.3.

9.4    Indemnity.

        In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Lenders, and the officers, directors, employees, counsel, agents and affiliates of Lenders (collectively called the "Indemnitees") from and against all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including, without limitation, securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including, without limitation, Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "Indemnified Liabilities"); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. Unless a Lender reasonably concludes that the representation by one counsel of Lenders would create a conflict of interest for such counsel, Company shall only be responsible for the fees and expenses of one counsel under this Section 9.4.

9.5    Set-Off; Security Interest in Deposit Accounts.

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the Obligations, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to each Lender a security interest in all deposits and accounts maintained with such Lender as security for the Obligations.

9.6    Ratable Sharing.

        Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (other than as a result of failing to demand payment of their Loans pursuant to Section 2.3.A(iv)) (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.7    Amendments and Waivers.

        A.    No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent that: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes any Lender's Pro Rata Share; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date of any of the Loans; postpones the date on which any interest is payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2D); or changes in any manner the provisions contained in Section 7 (other than any waiver of any Event of Default (other than one arising under Section 7.1)) or this Section 9.7 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.7 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

        B.    Solely for the purpose of determining whether Lenders of the requisite percentage of the Notes then outstanding approved or consented to any amendment, modification, termination or waiver to be given under this Agreement or the Notes or other Loan Documents, or have directed the taking of any action provided herein or in the Notes or the other Loan Documents to be taken upon the direction of the Lenders of a specified percentage of the aggregate amount of Notes then outstanding, Notes directly or indirectly owned by Company or any of its Subsidiaries shall be deemed not to be outstanding.

9.8    Independence of Covenants.

        All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.9    Notices.

        Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telecopy or telex, or four (4) Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to Lenders pursuant to Section 2.1 shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such Person in a written notice delivered to the other parties hereto.

9.10    Survival of Representations, Warranties and Agreements.

        A.    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        B.    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Sections 2.4, 4.11, 9.2, 9.4 and 9.21 and the agreements of Lenders set forth in Sections 9.5, 9.6 and 9.21 shall survive the payment of the Loans and the termination of this Agreement.

9.11    Failure or Indulgence Not Waiver; Remedies Cumulative.

        No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12    Marshalling; Payments Set Aside.

        No Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Lenders or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.13    Severability.

        In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.14    Obligations Several.

        The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.

9.15    Headings.

        Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.16    Applicable Law.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.17    Successors and Assigns.

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to Section 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

9.18    Consent to Jurisdiction and Service of Process.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO

BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION.

9.19    Waiver of Jury Trial.

        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.20    Counterparts; Effectiveness.

        This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.21    Confidentiality.

        Each party to this Agreement shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company or any Lender in accordance with such Person's customary procedures for handling confidential information of this nature, it being understood and agreed that in any event each party to this Agreement may make disclosures to Affiliates of such party, disclosures to its agents, auditors, consultants and counsel who have been advised of these provisions and disclosures reasonably required by any bona fide assignee, transferee or participant that agrees to be bound by these confidentiality provisions in connection with the contemplated assignment or transfer by any Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each party to this Agreement shall notify the other parties to this Agreement of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of any Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
FALCON FINANCIAL, LLC
	By:	/s/ DAVID A KARP Name: David A. Karp Title: Chief Operating Officer
Notice Address:
2015 West Main Street Stamford, CT 06902
		Attn:	Vernon Schwartz David Karp
LENDERS:
SUNAMERICA LIFE INSURANCE COMPANY
	By:	/s/ JAMES K. HUNT Name: James K. Hunt Title: Authorized Agent
Notice Address:
1 SunAmerica Center Century City Los Angeles, California
		Attn:	Amy Wardrum
GOLDMAN SACHS MORTGAGE COMPANY
	By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP., its general partner
	By:	/s/ PETER C. ABERG Name: Peter C. Aberg Title: Attorney-in-Fact
Notice Address:
85 Broad Street, 26th Floor New York, NY 10004
		Attn:	Peter L. Briger, Jr. with a copy to Jay Strauss, Esq.

S-1

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

        Pursuant to that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998, by and among Falcon Financial, LLC, a Delaware limited liability company ("Company"), and the financial institutions listed therein as Lenders ("Lenders") (said Amended and Restated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), this represents Company's request to borrow on                        , from Lenders, in accordance with their applicable Pro Rata Shares, a total of $                        . Such aggregate amount is to be allocated as follows: [$                        as an Acquisition Loan;] [$                        as a Hedge Loan;] [$                        as an Interest Shortfall Loan;] and [$                        as a Working Capital Loan.] Set forth on the attached Schedule is a detailed description of the use of proceeds of the requested Loans and a reconciliation of the use of proceeds of the Loans made with the preceding borrowing. The proceeds of [Acquisition Loans] [Hedge Loans] [Interest Shortfall Loans] [Working Capital Loans] are to be wire transferred to the Company's accounts as follows:

        [For Acquisition Loan: Acct. #453-644-81, ABA #221172610, Falcon Financial, LLC Funding Account, at Citibank F.S.B., Connecticut, confirmations to Russell Polin (203)967-0000];

        [For Hedge Loan: A/C #930-1-011483, ABA #021000021, For Falcon Financial Reverse Repo Account (HIC) #032-69151-1, at Chase NYC/Goldman]

        [For Interest Shortfall Loan: Acct. #2090067, ABA #071-000-505, SunAmerica Falcon Collection Account F/C 67-7851-107, ref: Mark Kummerer x47475, at LaSalle Chicago/Trust]; and

        [For Working Capital Loan: Acct. #475-160-55, ABA #221172610, re: Falcon Financial, LLC, at Citibank, F.S.B., Connecticut]

        The undersigned officer, to the best of his or her knowledge, and Company certify that:

          (i)    The representations and warranties contained in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

          (ii)   No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

          (iii)  Company has performed in all material respects all agreements and satisfied all conditions which the Loan Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:________________________	FALCON FINANCIAL, LLC
	By:	Name: Title:

I-1

EXHIBIT II

[FORM OF NOTE]

FALCON FINANCIAL, LLC

AMENDED AND RESTATED

PROMISSORY NOTE DUE OCTOBER 1, 2004

$(1)	(2)
(3)

(1)
Insert amount of Lender's Commitment in numbers.
(2)
Insert place of delivery of Note.
(3)
Insert Closing Date.

        FOR VALUE RECEIVED, FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of(4) ("Payee"), on or before October 1, 2004, the lesser of (x)(5) ($[1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Loans under the Loan Agreement referred to below.

(4)
Insert Lender's name in capital letters.
(5)
Insert amount of Lender's Commitment in words.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998, (said Amended and Restated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Company and the financial institutions listed therein as Lenders.

        This Note is one of Company's "Notes" in the aggregate principal amount of $17,300,000 and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at                              , or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Each of Payee and any subsequent permitted assignee of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof (other than by granting participations herein) it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

        This Note is subject to mandatory prepayment as provided in Section 2.3A of the Loan Agreement.

        THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

        This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Loan Agreement.

        No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees of one counsel, all as provided in Section 9.2 of the Loan Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FALCON FINANCIAL, LLC
By:	Name: Title:

TRANSACTIONS
ON
NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT III

[FORM OF INTEREST CAPITALIZATION NOTE]

FALCON FINANCIAL, LLC

AMENDED AND RESTATED

PROMISSORY NOTE DUE OCTOBER 1, 2004

        (6)

        FOR VALUE RECEIVED, FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of                         ("Payee"), on or before October 1, 2004, the unpaid principal amount of all advances representing capitalized interest of Loans made by Payee to Company under the Loan Agreement referred to below.

(6) Insert Closing Date.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998, (said Amended and Restated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Company and the financial institutions listed therein as Lenders.

        This Note is one of Company's "Interest Capitalization Notes" and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at                                                                                                   , or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Each of Payee and any subsequent permitted assignee of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof (other than by granting participations herein) it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

        This Note is subject to mandatory prepayment as provided in Section 2.3A of the Loan Agreement.

        THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be,

III-1

due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

        This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Loan Agreement.

        No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees of one counsel, all as provided in Section 9.2 of the Loan Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FALCON FINANCIAL, LLC
By:	Name: Title:

III-2

TRANSACTIONS ON NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

III-3

EXHIBIT IV

[FORM OF HEDGE INTEREST CAPITALIZATION NOTE]

FALCON FINANCIAL, LLC

PROMISSORY NOTE DUE OCTOBER 1, 2004

        (7)

        FOR VALUE RECEIVED, FALCON FINANCIAL, LLC, a Delaware limited liability company ("Company"), promises to pay to the order of                         ("Payee"), on or before October 1, 2004, the unpaid principal amount of all advances representing capitalized interest of Loans made by Payee to Company under the Loan Agreement referred to below.

(7) Insert Closing Date.

        Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 (said Amended and Restated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Loan Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Company and the financial institutions listed therein as Lenders.

        This Note is one of Company's "Hedge Interest Capitalization Notes" and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

        All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of Payee located at                                                                                                   , or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan Agreement. Each of Payee and any subsequent permitted assignee of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof (other than by granting participations herein) it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

        Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

        This Note is subject to mandatory prepayment as provided in Section 2.3A of the Loan Agreement.

        THE LOAN AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

        Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

        The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.

        This Note is subject to restrictions on transfer or assignment as provided in Section 9.1 of the Loan Agreement.

        No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

        Company promises to pay all costs and expenses, including reasonable attorneys' fees of one counsel, all as provided in Section 9.2 of the Loan Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

        IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FALCON FINANCIAL, LLC
By:	Name: Title:

TRANSACTIONS ON NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT V

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

        THE UNDERSIGNED HEREBY CERTIFY THAT:

  (1)
  We are the duly elected [Title] and [Title] of Falcon Financial, LLC, a Delaware limited liability company ("Company");

  (2)
  We have reviewed the terms of that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 (said Amended and Restated Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Loan Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company and the financial institutions listed therein as Lenders and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

  (3)
  The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

        [Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

                                                                                                ]

        The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this                        day of                        ,            pursuant to Section 5.1(ii) of the Loan Agreement.

FALCON FINANCIAL, LLC
By:	Name: Title:
By:	Name: Title:

V-1

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

        This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                        ,            and pertains to the period from                        ,             to                        ,             . Section references herein relate to Sections of the Loan Agreement.

A.	Indebtedness
	1.	Indebtedness permitted under Section 6.1(v):	$
	2.	Maximum permitted under Section 6.1(v):	$
	3.	Indebtedness permitted under Section 6.1(vi):	$
	4.	Maximum permitted under Section 6.1(vi):	$
B.	Consolidated Capital Expenditures
	1.	Consolidated Capital Expenditures for Fiscal Year-to-date: $
	2.	Maximum amount of Consolidated Capital Expenditures permitted under Section 6.7 for Fiscal Year: $
C.	Leases
	1.	Maximum Consolidated Rental Payments in effect during current Fiscal Year or any period of 12 consecutive calendar months: $
	2.	Maximum permitted under Section 6.8:	$

V-2

EXHIBIT VI

[FORM OF OPINION OF [COMPANY COUNSEL]]

[Effective Date]

The Lenders Listed on
    Schedule A Hereto

          Re: Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998, among Falcon Financial, LLC and the financial institutions listed therein as Lenders

Ladies and Gentlemen:

        We have acted as counsel to Falcon Financial, LLC, a Delaware limited liability company ("Company"), in connection with that certain Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 (the "Loan Agreement") among Company and the financial institutions listed therein as Lenders ("Lenders"). This opinion is rendered to you in compliance with Section [3.1B] of the Loan Agreement. Capitalized terms used herein without definition have the same meanings as in the Loan Agreement.

        In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the following:

          (a)   The Operating Agreement of Company, as amended to date;

          (b)   All records of proceedings and actions of the members and managers of Company relating to the Loan Agreement and the transactions contemplated thereby;

          (c)   The Loan Agreement; and

          (d)   The Notes delivered today (the "Notes").

        We have been furnished with, and with Lenders' consent have relied upon, certificates of officers of Company with respect to certain factual matters, copies of which have been delivered to Lenders. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary, copies of which have been delivered to Lenders. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to original or certified documents of all documents submitted to us as conformed or photostatic copies.

        We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States Federal law, the General Corporation Law of the State of Delaware and the laws of the State of New York.

        On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

          1.     Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Company is duly qualified to do business as a foreign corporation, and is in good standing, in [list jurisdictions].

          2.     Company has all requisite corporate power and authority to execute, deliver and perform the Loan Agreement, to issue the Notes and to carry out the transactions contemplated thereby.

          3.     The execution, delivery and performance of the Loan Agreement and the issuance and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company. The Loan Agreement and the Notes have been duly executed and delivered by Company and constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

          4.     Neither the execution and delivery of the Loan Agreement nor the issuance and payment of the Notes by Company nor the consummation of the transactions contemplated by the Loan Agreement nor the compliance with the terms and conditions thereof by Company (A) conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of (x) the Operating Agreement or other charter documents of Company or any of its Subsidiaries, (y) any term of any material agreement, instrument, order, writ, judgment or decree known to us after due inquiry to which Company or any of its Subsidiaries is a party or by which any of its respective properties or assets are bound, or (z) any present federal, Delaware corporation or New York statute, rule or regulation binding on Company or any of its Subsidiaries, or (B) results in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under any agreement or order referred to in clause (y) above.

          5.     No consents or approvals of, authorizations by, or registrations, declarations or filings with, any federal, Delaware or New York Governmental Authority are required by Company in connection with the execution and delivery by Company of the Loan Agreement or the extensions of credit thereunder or the payment by Company of the Obligations thereunder or the issuance and payment of the Notes.

          6.     To the best of our knowledge after due inquiry, there are no actions, suits or proceedings pending or threatened against Company or any of its Subsidiaries which have a significant likelihood of materially and adversely affecting either the ability of Company to perform its obligations under any Loan Document or the financial condition or operations of Company and its Subsidiaries, taken as a whole.

          7.     The making of the Loans and the application of the proceeds thereof as provided in the Loan Agreement do not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

          8.     It is not necessary in connection with the execution and delivery of the Notes to Lenders to register the Notes or the Loans under the Securities Act of 1933, as amended, or to qualify any indenture in respect thereof under the Trust Indenture Act of 1939, as amended.

          9.     Company is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

        Our opinion in paragraph 3 above as to the validity, binding effect and enforceability of the Loan Agreement and the Notes is subject to all applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally. In addition, we advise you that the enforceability of the Loan Agreement and the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        Our opinions in paragraphs 4 and 5 above as to compliance with certain statutes, rules and regulations and as to the lack of any required consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Agreement.

        For purposes of our opinion expressed in paragraph 8, we have assumed, with your consent, that each Lender is taking the Notes payable to it for its own account in the ordinary course of its business and not with a view to or for sale in connection with any distribution of the Notes.

        To the extent that the obligations of Company may be dependent upon such matters, we have assumed for purposes of this opinion, other than with respect to Company, that each additional party to the agreements and contracts referred to herein is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligation of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms. Except as expressly covered in this opinion, we are not expressing any opinion as to the effect of compliance by any Lender with any state or federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

                      Very truly yours,

EXHIBIT VII

[FORM OF BANK NOTICE]

BANK NOTICE

[FALCON FINANCIAL, LLC LETTERHEAD]

        [DATE]

Citibank F.S.B., Connecticut
16-18 Railroad Avenue
Greenwich, CT 06830
Attn: Duncan Lee

Dear Mr. Lee:

        We refer to (i) Account No. 475-160-55 (the "Citibank Account") maintained with you by Falcon Financial, LLC, into which certain monies, instruments and other property are deposited from time to time and (ii) the Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 (as it may be further amended, supplemented or otherwise modified from time to time, the "Loan Agreement"; capitalized terms used herein without definition shall have the respective meanings set forth in the Loan Agreement) among Falcon Financial, LLC as Company ("Company"), SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company (collectively, the "Lenders").

        Notice is hereby provided that, pursuant to Section 9.3 of the Loan Agreement, we have assigned to Lenders a first priority security interest in all of our right, title and interest in, to and under the Citibank Account, all funds on deposit therein and all certificates and instruments, if any, from time to time evidencing such account and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith and all other rights relating thereto and all interest dividends, moneys, instruments, securities or other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing, to secure the prompt payment and performance of all Company's obligations arising in connection with the Loan Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent.

Very truly yours, FALCON FINANCIAL, LLC
By:
Name:
Title:
2015 West Main Street Stamford, CT 06902

[Remainder of This Page Intentionally Left Blank]

VII-1

Acknowledged and agreed to as of the date first above written.
CITIBANK F.S.B., CONNECTICUT
By:
Name:
Title:
SUNAMERICA LIFE INSURANCE COMPANY
By:
Name:
Title:
GOLDMAN SACHS MORTGAGE COMPANY
By:
Name:
Title:

VII-2

SCHEDULE A

SunAmerica Life Insurance Company
Goldman Sachs Mortgage Company

SCHEDULE 2.1(a)

LENDERS' COMMITMENTS AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
SunAmerica Life Insurance Company 1 SunAmerica Center Century City Los Angeles, Ca 90071	$8,650,000	50.0%
Goldman Sachs Mortgage Company 85 Broad Street, 26th Floor New York, NY 10004	8,650,000	50.0

TOTAL	$17,300,000	100%

SCHEDULE 2.1(b)

COMPANY ACCOUNTS

1. Proceeds of Working Capital Loans:	Citibank, F.S.B. Connecticut ABA No. 221172610 Account No. 475-160-55 Re: Falcon Financial, LLC
2. Proceeds of Acquisition Loans:	Citibank, F.S.B. Connecticut ABA No. 221172610 Account No. 453-644-81 Re: Falcon Financial, LLC Funding Account Confirmations to Russell Polin (203) 967-0000
3. Proceeds of Hedge Loans:	Chase NYC/Goldman A/C #930-1-011483 ABA #021000021 For Falcon Financial Reverse Repo Account (HIC) #032-69151-1
4. Proceeds of Interest Shortfall Loans:	LaSalle Chicago/Trust ABA No. 071-000-505 Account No. 2090067 Account Name: SunAmerica Falcon Collection Account F/C 67-7851-107 Reference: Mark Kummerer X47475

QuickLinks

  EXHIBIT 10.6